WASATCH ADVISORS, INC.

WASATCH FUNDS TRUST

CODE OF ETHICS

I.	BACKGROUND

This Code of Ethics (the “Code”) has been adopted by Wasatch Advisors, Inc. (“Wasatch” or the “Advisor”) and Wasatch Funds Trust (the “Funds”) to comply with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

II.	STANDARDS OF CONDUCT AND COMPLIANCE WITH LAWS

As a fiduciary to our clients, Wasatch Advisors strives to act in the best interest of our clients and Fund shareholders and to place their interests ahead of our own. We believe over the long run Wasatch’s interests will be best served by this philosophy. This Code of Ethics is based on concepts of fiduciary duty, securities laws, and internal policies adopted by Wasatch. It is intended to promote the highest standards of ethical and professional conduct. In addition to the specific requirements of the Code, Wasatch’s supervised persons1 are required to comply with all applicable federal securities laws. If you have a question regarding such laws, please consult with the Compliance department.

This Code establishes Wasatch’s requirements for its supervised persons in the areas of (i) Personal Securities Trading, (ii) Gifts and Entertainment, (iii) Outside Business Activities, and (iv) Political Contributions. In addition, it summarizes policies which Wasatch has adopted to address material non-public information and whistleblower situations. This Code of Ethics is not intended to deal with every possible situation supervised persons may encounter. If a situation arises that is not covered in the Code, or if a supervised person is uncertain about any aspect of the Code, he/she is asked to consult with the Compliance department.

III.	PERSONAL SECURITIES TRADING

The general fiduciary principles that govern personal investment activities are: (1) the duty at all times to place the interests of clients/shareholders first; (2) the requirement that all personal securities transactions be conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of a supervised person’s position of trust and responsibility; and (3) the principle that the Advisor’s personnel should not take inappropriate advantage of their positions.

Causing a portfolio to take action or to fail to take action for the purpose of achieving a personal benefit rather than to benefit the portfolio is a violation of this Code.

[1]	Wasatch’s supervised persons are our officers, directors and employees, as well as any other persons who provide advice on behalf of Wasatch and are subject to Wasatch’s supervision and control.

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Wasatch’s Access Persons are required to conduct any personal securities trading activities in compliance with the provisions of this Code and to submit holdings and transaction reports for Reportable Securities in which the Access Person has, or acquires, any direct or indirect Beneficial Ownership to Wasatch’s Compliance department, which is required to review those reports.

A.	Definitions

Access Person means all of Wasatch’s directors, officers and employees.2 In addition, the Funds’ directors and officers are presumed to be Access Persons of the Funds.

However, see C.3 of this section, Exceptions from Reporting Requirements, for a discussion of the reporting requirements for the independent directors of the Funds and non-employee directors of Wasatch. Certain interns and independent contractors providing research services to Wasatch may be considered Access Persons depending on the nature of the services they provide.

Reportable Security means any stock, bond, future, investment contract or any other instrument that is considered a “security” as defined in section 202(a)(18) of the Advisers Act or section 2(a)(36) of the Investment Company Act. The term “reportable security” is very broad and includes items one might not ordinarily think of as a “security.” The list of such items includes, but is not limited to:

1.	options on securities, indexes and currencies;

2.	closed-end and exchange-traded funds;

3.	unit investment trusts;

4.	interests in private and public corporations;

5.	foreign unit trusts and foreign mutual funds; and

6.	private investment funds, hedge funds, and investment clubs.

Reportable securities do not include:

1.	direct obligations of the Government of the United States;

2.	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

3.	cryptocurrencies and virtual currencies such as Bitcoin and Ether; and

4.	shares issued by open-end mutual funds (including money market funds) except that shares of Wasatch Funds are reportable securities.

A beneficial owner3 is defined as any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in securities. A pecuniary interest in securities means the opportunity,

[2]	This means that supervised persons who would be considered to be Advisory Persons as defined in Rule 17j-1 of the Investment Company Act are Access Persons.
[3]

Beneficial ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the Securities Exchange Act of 1934 in determining whether a person has beneficial ownership of a security for purposes of Section 16 of that Act.

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directly or indirectly, to profit or share in any profit derived from a transaction in those securities. A person is presumed to have an indirect pecuniary interest in securities held by members of a person’s immediate family (including any relative by blood or marriage) sharing the same household. Any required report may contain a disclaimer of beneficial ownership by the person making the report.

B.	Personal Trading Procedures

1. Pre-clearance - Access Persons, with the exception of the Funds’ Trustees, are required to obtain pre-clearance from Wasatch’s Compliance department for each personal transaction in Reportable Securities, unless such a transaction is specifically exempted from pre-clearance in Section 2 below. Non-employee Directors of Wasatch are only required to seek pre-clearance for personal transactions in limited offerings as described in subsection (b) below.

(a)

Public Company Stocks. Approval generally will not be given for the purchase of any publicly-traded security (including but not limited to common stock, options and debt) of any single-company issuer. An example of the rare instance when approval may be granted includes an employee’s spouse who is able to participate in his or her employer’s stock option plan. The Compliance department will determine the appropriate trading window any time approval is granted. Access Persons will always be denied pre-clearance for a transaction when a Wasatch client/Fund has a pending buy or sell order in that same security until that order is executed or withdrawn.

(b)

Private Stocks/Limited Offerings[4]. When considering granting pre-clearance for an acquisition by an Access Person of securities in a limited offering or private placement, the Compliance department will take into account, among other factors, whether the investment opportunity should be reserved for clients/Funds and whether the opportunity is being offered to an individual by virtue of his position with the Advisor/Fund. Access Persons who have been pre-cleared to acquire securities in a limited offering or private placement are required to disclose their investments when they play a part in any subsequent consideration of clients’/Funds’ investment in the issuer. In such circumstances, the decision to purchase securities of the issuer should be subject to an independent review by research personnel with no personal interest in the issuer. In each instance, the Advisor’s Compliance department shall maintain documentation as to the reason why the Approval Committee approved an Access Person’s investment in a limited offering or private placement. Access Persons may receive pre-clearance to commit to acquire securities in a limited offering and will not be required to receive additional pre-clearance at the time when those investment commitments are “called” by the private company.

[4]	Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to various sections.

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2.	Exceptions from Pre-clearance Requirements

Note: The following are exceptions from pre-clearance requirements ONLY; see Section C for reporting requirements and exceptions from reporting requirements.

With respect to the Reportable Securities listed in item 1 above that require pre-clearance, Access Persons are not required to pre-clear:

(a)	purchases or sales of securities in accounts over which the Access Person has no direct or indirect influence or control (“Managed Accounts”);

(b)	purchases or sales of securities pursuant to an automatic investment plan[5];

(c)	transactions in open-end mutual funds, including the Wasatch Funds;

(d)	transactions in an exchange-traded fund;

(e)	transactions in closed-end funds;

(f)	transactions in municipal bonds;

(g)	transactions in futures and options on currencies or on a broad-based securities index;

(h)

purchases effected upon exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuers, and sales of such rights so acquired;

(i)

acquisition of securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, and other similar corporate reorganizations or distributions generally applicable to all holders of the same class of securities; and

(j)	other non-volitional events, such as assignment of options or exercise of an option at expiration.

With respect to Managed Accounts, the Access Person will be required to:

(a)	provide appropriate account documentation, for example, the investment management agreement, to the Compliance department for review; and

(b)

certify in writing that neither he/she nor any member of his/her immediate household has direct or indirect influence or control over the account and that the Access Person will not recommend or fail to recommend trades for Wasatch clients/Funds in order to benefit personally.

[5]

An automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

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3.	Restrictions

(a)	Initial Public Offerings – Access Persons are prohibited from acquiring any securities in an initial public offering (“IPO”).

(b)	Short-term Trading Profits – Wasatch discourages Access Persons from profiting from the purchase and sale, or sale and purchase, of the same (or equivalent) securities within a two-month period.

4. Duplicate Confirms/Statements – Access Persons are required to ensure that duplicate copies of trade confirmations and periodic account statements from brokers are provided to the Compliance department.

C.	Reporting Requirements

1.	Initial and Annual Holdings Reports

(a)	Content of holdings reports

Access Persons are required to submit to the Compliance department a report of the Access Person’s current securities holdings that contains, (i) the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares, and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership; (ii) the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities, including both reportable or non-reportable securities, are held for the Access Person’s direct or indirect benefit; and (iii) the date the Access Person submits the report.

(b)	Timing of holdings reports

Access Persons are required to submit a holdings report (i) no later than 10 days after the person becomes an Access Person, and the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person; and (ii) no less frequently than annually and the information must be current as of a date no more than 45 days prior to the date the report was submitted.

2.	Quarterly Transaction Reports

(a)	Content of transaction reports

Access Persons are required to submit quarterly transaction reports to the Compliance department. With respect to any transaction during the quarter involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership, the report must contain, at a minimum, the following information:

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(i)

the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

(ii)	the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition including donation or transfer);

(iii)	the price of the security at which the transaction was effected;

(iv)	the name of the broker, dealer or bank with or through which the transaction was effected; and

(v)	the date the Access Person submits the report.

With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

(i)	the name of the broker, dealer or bank with whom the Access Person established the account;

(ii)	the date the account was established; and

(iii)	the date that the report is submitted by the Access Person.

(b)	Timing of transaction reports

Each Access Person must submit a transaction report no later than 30 days after the end of each calendar quarter, which report must cover, at a minimum, all transactions during the quarter.

3.	Exceptions from Reporting Requirements

Access Persons are not required to list any transactions on their quarterly report:

(a)	() effected pursuant to an Automatic Investment Plan;

(b)	effected in Wasatch’s employee retirement plan;

(c)

that would duplicate information contained in broker trade confirmations or account statements that Wasatch holds in our records so long as the Access Person has confirmed that Wasatch has received the confirmations or statements no later than 30 days after the end of the applicable calendar quarter; or

(d)

in Wasatch Funds’ accounts held at UMB Fund Services (the Funds’ transfer agent) and disclosed on the Access Person’s most recent Holdings Report or quarterly transaction reports submitted since the last Holdings Report.

4.	Exceptions for Wasatch Funds’ Trustees

Notwithstanding the reporting provisions of items 1 and 2 above, a director of the Funds who is not an “interested person” of the Funds within the meaning of section 2(a)(19) of the Investment Company Act, and who would be required to make a report solely by reason of being a Fund director, need not:

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(a)	make an initial holdings report and an annual holdings report; and

(b)

on his/her quarterly transaction report, list transactions in Reportable Securities unless the director knew or, in the ordinary course of fulfilling his/her official duties as a Fund director, should have known that during the 15-day period immediately before or after the director’s transaction in a Reportable Security, the Fund purchased or sold the Reportable Security, or the Fund or its investment adviser considered purchasing or selling the Reportable Security.

5.	Exceptions for Wasatch’s Non-Employee Directors

Wasatch’s non-employee Directors are subject to the general principles and reporting requirements under the Personal Security Trading section of the Code, with an exception to pre-clearance requirements, as noted in section B (1) above. Wasatch’s non-employee Directors are not subject to the requirements under Gifts and Entertainment, Outside Business Activities, and Political Contributions.

D.	Monitoring

All personal securities holdings and transaction reports are required to be filed with and reviewed by Wasatch’s Compliance department. Review of the reports includes an assessment of whether the Access Person followed all required internal procedures, such as pre-clearance, a comparison of the personal trading to any restricted lists, and an analysis of the Access Person’s trading for patterns that may indicate abuse, including market timing.

All reports shall generally be kept confidential, provided however that disclosure by Wasatch’s Compliance department of portions of the reports to the Advisor’s Board of Directors, the Funds’ Board of Trustees, regulators or other persons may be required from time-to-time.

IV. GIFTS AND ENTERTAINMENT

A.	Policy Statement

It is considered unethical conduct for a supervised person to accept, or for any supervised person to give to a Wasatch client or potential client, anything of material value outside the guidelines identified within this policy and its procedures. Supervised persons who maintain licenses with a broker-dealer (for example, Wasatch Funds’ distributor) are also responsible to the broker-dealer’s policy and procedures regarding gifts and entertainment.

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B.	Procedures

Supervised persons are generally prohibited from giving gifts to Wasatch clients or potential clients, or receiving gifts from contacts obtained through their employment, except as provided below:

1.	Small Gifts Under $100 and Promotional Items of Nominal Value

(a)	Supervised persons may give and receive small gifts that do not exceed $100 per person annually, including holiday gifts.

(b)	A gift sent to be shared by a department could exceed $100 as long as it does not exceed $100 per person.

(c)	This rule does not apply to promotional items of nominal value that display a Wasatch logo.

2.	Personal Gifts

(a)	Personal gifts given or received by individual Wasatch employees, such as wedding or congratulatory gifts, are not covered by these rules.

3.	Customary Entertainment Meeting Certain Conditions

(a)

A supervised person may treat a client to an occasional meal, a ticket to a sporting event or the theatre, or comparable entertainment, which is not so frequent as to raise any question of impropriety, if the supervised person will be in attendance. These occasional gifts given when a supervised person is in attendance will not count toward the $100 per person annual limit described above.

(b)	If the supervised person does not attend the event with the client, it will be considered a gift subject to the $100 limit.

4.	Client Training Conferences Meeting Certain Conditions

(a)	If Wasatch holds meetings for the purpose of client training, Wasatch may pay or reimburse expenses incurred in connection with the meetings provided the following conditions are met:

(i)	the meeting must be for a legitimate business purpose which should be reflected in a written agenda;

(ii)	the location of the meeting must be appropriate to the purpose of the meeting;

(iii)	the expenses of a spouse/guest may not be paid or reimbursed;

(iv)	the payment or reimbursement may not be preconditioned by Wasatch on the achievement of a sales target or other non-cash compensation;

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(v)	meeting attendees, including FINRA registered representatives, are responsible for ensuring that their participation is in compliance with their respective firm’s guidelines; and

(vi)	the record keeping requirements must be satisfied.

(b)	Entertainment and meals provided at training conferences are subject to the Customary Entertainment provisions set forth in subsection 3 above.

5.	The Solicitation of a Gift is Prohibited

No supervised person may request a gift of any value from a contact obtained through their employment.

6.	Gifts of Cash are Prohibited

No supervised person may give or accept a gift of cash or a cash equivalent from clients, potential clients, vendors, or other contacts obtained through their employment.

C.	Pre-Approval and Reporting

1.	Disclosure Form

(a)

All supervised persons must report all items or events that qualify as gifts, per the abovementioned guidelines, to the Compliance department. The supervised person must include a description of the gift given or received, the name of the person receiving or giving the gift and the estimated value of the gift

(b)	The Compliance department shall maintain records of all gifts submitted.

2.	Training and Educational Conferences

(a)

Any training or educational conferences being sponsored by Wasatch must be submitted for pre-approval by the Compliance department. The approval request must include location, purpose of the event, proposed expenses to be reimbursed or paid in connection with the event and list of invitees (i.e. names of individuals and firms).

(b)	The Compliance department shall maintain records of all approved training and educational conferences.

D.	Procedures for Charitable Contributions Given by Wasatch

Wasatch feels it is important and appropriate to make contributions to various charitable organizations throughout the year. At times Wasatch will make contributions to charities affiliated with or supported by Wasatch clients at a client’s request. In order to avoid any appearance of impropriety, Wasatch generally will not make charitable contributions in excess of

$2,000 per client request. Charitable contribution requests in excess of $2,000 will be reviewed by the Audit Committee on a case by case basis.

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V.	OUTSIDE BUSINESS ACTIVITIES, INCLUDING SERVICE ON A BOARD OF DIRECTORS

In order to identify any potential conflicts of interest that may exist between Wasatch’s supervised persons and its clients and Fund shareholders, Wasatch requires supervised persons to complete an Outside Business Activity Disclosure Form upon commencement of employment and annually thereafter. If a supervised person is seeking to engage in a new outside business activity, he must seek approval of Wasatch’s Board of Directors. Failure to provide honest and complete information, or to promptly update information previously provided for material changes, may result in disciplinary action.

Because of the high potential for conflicts of interest and insider trading problems, unless an exception is granted by Wasatch’s Board of Directors, supervised persons are prohibited from serving as directors of companies, whether public or private. Exceptions may be made by Wasatch’s Board after considering the relevant information and any potential conflicts of interest. Generally, supervised persons will be permitted to serve as directors of charitable organizations with which Wasatch does not have a business and/or financial relationship. If board service is authorized and potential conflicts of interest exist, safeguards—such as information barriers, investment restrictions, or other procedures—will be implemented to address the potential conflicts of interest.

VI.	LIMITATION ON POLITICAL CONTRIBUTIONS

Wasatch will not, directly or indirectly, make contributions to state or local political candidates or government officials. In addition, Wasatch’s employees may not make a contribution to a state or local political candidate or government official in excess of:

(i) $350 if the official or candidate is someone for whom the Wasatch employee is entitled to vote at the time of the contribution(s), per election; or

(ii) $150 if the official or candidate is not someone for whom the Wasatch employee is entitled to vote at the time of the contribution(s), per election.

All employees are required to obtain approval from Compliance prior to making any political contribution of any value.

Because contributions made within two years prior to becoming an employee may trigger a ban on receiving compensation for investment advisory services business, potential new employees will be required to fill out a Political Contributions Disclosure Form prior to employment. For each individual who would potentially solicit clients for Wasatch, Compliance will “look back” at that individual’s political contributions from the previous two years to determine whether they will trigger a compensation ban. For potential employees who would not be soliciting clients, Compliance will “look back” at contributions during the previous six months.

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Further, Wasatch will not engage a third-party solicitor or placement agent, directly or indirectly, to solicit a government entity for advisory business, unless the solicitor or placement agent is a “regulated person” subject to prohibitions against engaging in pay-to-play activities. Similarly, Wasatch will not engage any person or PAC to make contributions to an official or government entity to which the investment adviser is providing or seeking to provide investment advisory services, or to make payments to a political party of a state or locality where the investment adviser is providing or seeking to provide investment advisory services. Employees are required to keep all contributions to PACs or local political parties within the de minimis limits stated above, provided, however that if the employee can provide documentation to Compliance indicating that contributions to a PAC or local political party are not going to support a candidate that has input on management of government funds, such contributions may exceed the de minimis limits. The prohibitions in this section do not generally apply to contributions to political candidates for federal offices or federal officials, provided however that if a candidate for a federal office is also a state or local government official the prohibitions would apply.

VII.	PROTECTION OF MATERIAL NONPUBLIC INFORMATION

Wasatch has adopted an Insider Trading Policy to prevent the misuse of material, non-public information (“inside information”) by the Advisor or any person associated with the Advisor. Key components of Wasatch’s Insider Trading Policy include (i) training supervised persons to be sensitive to what constitutes inside information and to avoid unintentionally being a recipient of inside information; (ii) in the event a supervised person believes he/she may have received inside information, assisting him/her in determining whether the information is in fact inside information and if so, taking the necessary steps to prohibit the use of the inside information including, but not limited to, implementing an information barrier or restricting trading in the security and placing the security on the Restricted Securities List; (iii) monitoring trading in client accounts and personal trading by supervised persons; and (iv) imposing sanctions on any violators of the policy.

VIII.	WHISTLEBLOWER POLICY

Wasatch has adopted a Whistleblower Policy which requires every Wasatch employee to report suspected or actual violations of (i) laws, (ii) government rules and regulations, (iii) this Code, (iv) Wasatch’s accounting, internal accounting controls or auditing matters, or (v) other suspected wrongdoings affecting Wasatch. The Policy outlines the process to report a violation including identifying the internal and external parties to whom such matter may safely be reported. Wasatch will not permit any form of intimidation or retaliation against any reporting person. Wasatch will, to the extent reasonably possible, keep confidential both the information and concerns reported, and its discussions and actions in response to these reports.

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IX.	ADMINISTRATION AND ENFORCEMENT

A.	Education, Training and Certification

The Compliance department will provide each of Wasatch’s supervised persons with a copy of the Code of Ethics and any amendments to it. In addition, the Compliance department will provide general training to all supervised persons initially and on at least an annual basis. Each supervised person will be required to provide a written (including electronic) acknowledgment of his/her receipt of the Code and any amendments to it at least annually.

B.	Review

This policy will be reviewed at least annually to determine its adequacy and the effectiveness of its implementation and revised and/or supplemented as needed. The review will consider:

1.	any compliance matters that arose under the policy during the previous year,

2.	any changes in the business activities of the Advisor or its affiliates, and

3.	any changes in the Advisers Act, the Investment Company Act, or applicable regulations that might suggest a need to revise the policies or procedures.

Employees will be notified when the policy and/or procedures are updated for a material change.

C.	Annual Report to the Funds’ Board of Directors

No less frequently than annually, the Advisor is required to furnish to the Fund’s Board of Directors a written report that:

1.

describes any issues arising under the Code of Ethics or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations; and

2.	certifies that the Advisor has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

D.	Reporting Violations

Supervised persons are required to report any violations of this Code of Ethics promptly to Wasatch’s Chief Compliance Officer or other persons in the Compliance department, provided that the Chief Compliance Officer also receives reports of all violations.

E.	Sanctions

Upon discovering a violation of the Code of Ethics, the Board of Directors of the Advisor or the Board of Trustees of Wasatch Funds may impose such sanctions as they deem appropriate depending on the type of violation involved. Sanctions may include, among other things, a letter

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of reprimand or censure, suspension or even termination of the employment of the violator. Employees violating the personal trading procedures may be required to disgorge profits, have their personal trading activities restricted or suspended, or face internal reprimands, fines, or termination.

X.	RECORDKEEPING

The Compliance department will maintain: (i) this Code, (ii) records of persons subject to reporting under the Code, (iii) copies of supervised persons’ written acknowledgment of receipt of the Code, (iv) records of personal securities transactions and holdings reports and the Compliance department’s review of the same, (v) records of decisions relating to approvals of investments in limited offerings or private placements, (vi) records of violations of the Code and actions taken as a result of the violations, (vii) records of the quarterly reports provided to the Funds’ Board of Trustees, and (viii) records documenting the annual review of these policies and procedures. These records will be maintained (generally for five years) in accordance with applicable laws and rules there under.

XI.	FORM ADV

Wasatch will describe our Code of Ethics in Form ADV and, upon request, furnish clients with a copy of the Code.

Originally adopted as of February17, 2005; amended August 29, 2005; December 14, 2006; August 27, 2008; February 18, 2009; February 15, 2011; November 9, 2011; August 22, 2012; February 14, 2017; and July 7, 2021. Last Reviewed: May 31, 2022

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